Exhibit 99.1

Lifeway Foods, Inc. Announces Results for the Second Quarter Ended June 30, 2018

Morton Grove, IL — August 16, 2018 — Lifeway Foods, Inc. (Nasdaq: LWAY), the leading U.S. supplier of kefir cultured dairy and probiotic products to support the microbiome, today reported financial results for the second quarter ended June 30, 2018.

“Lifeway continues to show improvements and efficiencies in our operations that will aid us as we scale our business. The sequential quarter sales growth and quarter-over-quarter improvements in gross profit as a percentage of net sales are key company performance metrics that we focus on and are proud to report,” said CEO Julie Smolyansky. “We are excited about the launch of several new offerings, especially Plantiful, our new non-dairy, plant-based, probiotic pea milk.”

“We have the financial flexibility to pursue breakthrough innovation projects and iterate upon successful product lines, such as our grab-and-go items. Millennials and families with children who continue to gravitate toward organic and natural products expect convenience, and Lifeway will be there to meet consumer demand with healthy, delicious offerings,” Smolyansky added.

Second Quarter Financial Highlights:

	Three Months Ended June 30,
Dollars in thousands	2018	2017
Net sales	$27,096	$31,733
Gross profit %	25.4%	29.2%
Net Income	$240	$1,837
Earnings Per Common Share - Basic	$0.01	$0.06
Effective Tax Rate	34.6%	43.6%

Net sales of products by category were as follows for the three months ended June 30:

	2018		2017
In thousands	$	%	$	%
Drinkable Kefir other than ProBugs	$20,715	76%	$24,354	77%
Cheese	2,853	11%	2,864	9%
Cream and other (a)	1,206	4%	1,714	5%
Cupped Kefir and Skyr	1,118	4%	897	3%
ProBugs Kefir	743	3%	1,378	4%
Frozen Kefir (b)	461	2%	526	2%
Net Sales	$27,096	100%	$31,733	100%

(a)	Includes Lifeway Kefir Shop sales

About Lifeway Foods, Inc.

Lifeway Foods, Inc. (LWAY), which has been recognized as one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces cupped kefir and cheese, frozen kefir, specialty cheeses, probiotic supplements and a ProBugs line for kids. Lifeway’s tart and tangy cultured dairy and non-dairy products are now sold across North America, Ireland and the United Kingdom. Learn how Lifeway is good for more than just you at www.lifewaykefir.com.

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Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives. These statements use words, and variations of words, such as “gain,” “position,” “vision,” “ongoing,” “intend,” “innovate,” “continue.” Other examples of forward looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including the introduction of new products, or estimates or predictions of actions by customers or suppliers, (ii) statements of future economic performance, and (III) statements of assumptions underlying other statements and statements about Lifeway or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the Company’s subsequent filings with the SEC. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Information in this release is as of the dates and time periods indicated herein, and Lifeway does not undertake to update any of the information contained in these materials, except as required by law. Accordingly, YOU SHOULD NOT RELY ON THE ACCURACY OF ANY OF THE STATEMENTS OR OTHER INFORMATION CONTAINED IN ANY ARCHIVED PRESS RELEASE.

Contact:

Lifeway Foods, Inc.

Phone: 847-967-1010

Email: info@lifeway.net

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